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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 12, 1999 with respect to the consolidated financial statements of ZOLL Medical Corporation included in the Registration Statement (Form S-3 No. 333-94793) and related Prospectus of ZOLL Medical Corporation.

We also consent to the incorporation by reference herein of our report dated November 12, 1999, with respect to the consolidated financial statements of ZOLL Medical Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended October 2, 1999, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2000